SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                 SCHEDULE 13G
                                (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                         (Amendment No.____________)(1)


                        GOLDEN WEST FINANCIAL CORPORATION
                              ____________________
                                (Name of Issuer)


                                  COMMON STOCK
                              ____________________
                         (Title of Class of Securities)


                                    381317106
                              ____________________
                                 (CUSIP Number)


                                DECEMBER 31, 2003
                              ____________________
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [_]  Rule 13d-1(c)

          [X]  Rule 13d-1(d)

__________
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


(SC13G-07/99)

CUSIP No. 381317106                  13G                    Page 1 of 4 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Marion O. Sandler
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a)  [_]
(b)  [_]
______________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

U. S. Citizen
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           1,069,740
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          15,009,704
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         1,069,740
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            15,009,704
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     16,079,444
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

[_]
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     10.57%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     IN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.381317106                     13G                    Page 2 of 4 Pages


________________________________________________________________________________
Item 1(a).  Name of Issuer:

            Golden West Financial Corporation
________________________________________________________________________________
Item 1(b).  Address of Issuer's Principal Executive Offices:

            1901 Harrison Street, Oakland, CA 94612
________________________________________________________________________________
Item 2(a).  Name of Person Filing:

            Marion O. Sandler
________________________________________________________________________________
Item 2(b).  Address of Principal Business Office, or if None, Residence:

            1901 Harrison Street, Oakland, CA 94612
________________________________________________________________________________
Item 2(c).  Citizenship:

            U. S. Citizen
________________________________________________________________________________
Item 2(d).  Title of Class of Securities:

            Common Stock
________________________________________________________________________________
Item 2(e).  CUSIP Number:

            381317106
________________________________________________________________________________
Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

CUSIP No.381317106                   13G                    Page 3 of 4 Pages

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

          Includes 14,720,080 shares held as co-trustee with Marion O. Sandler in a revocable trust (TR UA 04/09/1984) for their benefit, 289,624 shares held as co-trustee with Marion O. Sandler in several trusts for the benefit of their decendents, and 2,700 shares held as trustee for the benefit of his sister-in-law.

          _____________________________________________________________________
          (b) Percent of class:

          10.57%
          ______________________________________________________________________
     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote:  1,069,740

          (ii)  Shared power to vote or to direct the vote:  15,009,704

          (iii) Sole power to dispose or to direct the disposition of:
                 1,069,740

          (iv)  Shared power to dispose or to direct the disposition of:
                15,009,704
________________________________________________________________________________
Item 5.  Ownership of Five Percent or Less of a Class.

         Not applicable.
________________________________________________________________________________
Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

         Not applicable
________________________________________________________________________________
Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

         Not applicable.
________________________________________________________________________________
Item 8.  Identification  and  Classification  of Members of the Group.

         Not applicable.
________________________________________________________________________________
Item 9.  Notice of Dissolution of Group.

         Not applicable.
________________________________________________________________________________
Item 10.  Certifications.

     (a) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):

          "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."

     (b) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(c):

          "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."

CUSIP No.381317106                   13G                    Page 4 of 4 Pages

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                   February 4, 2004
                                        ----------------------------------------
                                                        (Date)

                                                /s/ Marion O. Sandler
                                        ----------------------------------------
                                                      (Signature)

                                                    Marion O. Sandler
                                               CEO & Chairman of the Board
                                        ----------------------------------------
                                                      (Name/Title)

Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).